Exhibit (a)(1)(C)

LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS

THE DRESS BARN, INC.

Offer to Exchange Any and All 2.50% Senior Convertible Notes Due 2024
CUSIP No. 261570AB1

for cash and shares of Common Stock of The Dress Barn, Inc.
CUSIP No. 261570105

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JANUARY 22, 2010 UNLESS THE OFFER IS EXTENDED BY THE DRESS BARN, INC. (SUCH DATE AND TIME, AS THE OFFER MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY NOT BE WITHDRAWN AFTER THE NOTES HAVE BEEN ACCEPTED FOR EXCHANGE.

To The Depository Trust Company Participants:

We are enclosing herewith the documents listed below relating to the offer (the “offer”) by The Dress Barn, Inc., a Connecticut corporation (“Dress Barn”), to exchange any and all of its 2.50% Senior Convertible Notes Due 2024 (the “Notes”) for cash and shares of its common stock, par value $0.05 per share (the “Common Stock”) upon the terms and subject to the conditions set forth in the offer to exchange, dated December 23, 2009 (the “Offer to Exchange”), and in the accompanying letter of transmittal (the “Letter of Transmittal”).

Holders who validly tender Notes that are not validly withdrawn and are accepted for exchange by Dress Barn pursuant to the offer will receive, for each validly tendered and accepted Note, $1,040 in cash, plus accrued and unpaid interest on such Note to, but excluding, the Settlement Date (as defined in the Offer to Exchange), and a number of shares of Common Stock which will be fixed by 4:30 p.m., New York City time, on the Pricing Date (as defined in the Offer to Exchange) and will equal the quotient of: (a)(i) 95.1430 shares of Dress Barn’s Common Stock multiplied by the Weighted Average Price (as defined in the Offer to Exchange), minus (ii) $1,000, divided by (b) the Weighted Average Price.

Dress Barn is requesting that you contact your clients for whom you hold Notes through your account with The Depository Trust Company (“DTC”) regarding the offer. For your information and for forwarding to your clients for whom you hold Notes through your DTC account, enclosed herewith are copies of the following documents:

1.	Offer to Exchange;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 and related Instructions); and

3.

Letter that may be sent to your clients for whose accounts you hold Notes through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the offer.

We urge you to contact your clients promptly. Please note that the offer will expire on the Expiration Date, unless extended or earlier terminated in accordance with the Offer to Exchange. The offer is subject to certain conditions. Please see the sections of the Offer to Exchange entitled “Description of the Offer—Conditions to the Offer,” and “Description of the Offer—Extension, Termination or Amendment.”

To participate in the offer, a duly executed and properly completed Letter of Transmittal (or a manually executed facsimile thereof or agent’s message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and the book- entry transfer procedures should be complied with, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange.

Dress Barn will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of the Notes pursuant to the offer. Dress Barn will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the offer, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the Information Agent by calling D.F. King & Co., Inc. at (800) 487-4870.

The Exchange Agent is The Bank of New York Mellon and the Exchange Agent’s contact information can be found on the last page of the Offer to Exchange.

Very truly yours,

The Dress Barn, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF DRESS BARN, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO EXCHANGE OR THE ACCOMPANYING LETTER OF TRANSMITTAL.